Exhibit 99.1

SILVER STATE BANCORP ANNOUNCES COMPLETION OF MERGER OF ITS TWO BANK SUBSIDIARIES

Henderson, NV – April 3, 2008 – Silver State Bancorp (NASDAQ: SSBX) announced today that it has completed the merger of Choice Bank, the Company’s Arizona bank subsidiary, into Silver State Bank, the Company’s Nevada bank subsidiary. The merger was completed and became effective as of April 1, 2008. The combined bank will operate as Silver State Bank, with Mike Thorell as President of the Arizona region.

Corey L. Johnson, President and Chief Executive Officer of Silver State Bancorp, said, “We are extremely excited about the benefits and advantages which will result from the completion of this merger. This merger will allow us to achieve certain economies of scale with our operations, achieve certain marketing advantages in the markets in which we operate, and enhance the company’s visibility as a strong, strategically growing community bank.”

About Silver State Bancorp

Silver State Bancorp, through its wholly-owned subsidiary, Silver State Bank, currently operates thirteen full service branches in southern Nevada and three full service branches in the Phoenix/Scottsdale market area. Silver State Bank also operates loan production offices located in Nevada, California, Washington, Oregon, Utah, Colorado and Florida. Please visit www.silverstatebancorp.com for more information.

Forward-Looking Statements

This press release contains forward-looking statements. Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “believe,” “anticipate,” “seek,” and similar expressions are forward-looking in nature and reflect management’s view only as the date hereof. Actual results and events could differ materially from those expressed or anticipated and are subject to a number of risks and uncertainties including but not limited to fluctuations in interest rates, asset quality, government regulations, economic conditions and competition in the geographic and business areas in which Silver State Bancorp conducts its operations. We undertake no obligation to review or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts

Investors:

Corey L. Johnson

Silver State Bancorp

170 South Green Valley Parkway

Henderson, NV 89012

(702) 433-8300

or

Michael J. Threet

Silver State Bancorp

170 South Green Valley Parkway

Henderson, NV 89012

(702) 433-8300

Media:

Steve Stern

Stern And Company

(702) 240-9533

steve@sdsternpr.com